UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 24, 2009

NORDIC TURBINES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-141641	98-0536305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1694 Falmount Road, Suite 147 Centerville, Massachusetts	02632-2933
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 362-4420

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 20, 2009, Nordic Turbines, Inc. (the “Company”) entered into a financing agreement (the “Agreement”) with Luckcharm Holding Limited, a Hong Kong company (“Luckcharm”), Wuhan Guoce Nordic New Energy Co. Ltd., a People’s Republic of China company (“GC Nordic”), and NewMargin Growth Fund L.P. (“NewMargin”) whereby the Company agreed to lend Luckcharm (i) USD $2,500,000 before July 24, 2009 and (ii) USD $7,500,000 before July 31, 2009.  In order to guarantee the Company’s lending obligations under the Agreement, NewMargin agreed to lend the above amounts to the Company. Upon consummation of a merger whereby the Company, or a wholly-owned subsidiary of the Company, will acquire all of the issued and outstanding shares of Luckcharm in exchange for Luckcharm acquiring fifty four percent (54%) of the Company’s issued and outstanding common stock (the “Merger”), the $10,000,000 loan made to the Company by NewMargin will be converted in shares of the Company’s common stock at a conversion price equal to $0.90 per share.  If the Merger fails to be consummated, the $10,000,000 loan will convert into a 29.87% equity interest in GC Nordic.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In furtherance of the Agreement, on July 22, 2009 the Company executed a convertible promissory note (the “Note”) in the amount of USD $2,500,000 in favor of NewMargin.  The Note earns interest at a rate equal to 6% or the lowest rate permissible by law.  Upon consummation of the Merger, the principal and interest due under Note will automatically convert into shares of common stock of the Company at a conversion price per share equal to $0.90.  In the event the Merger is not consummated within 180 days from the date of the Note, the Note shall be converted in accordance with the Agreement and the Note shall be forgiven and cancelled.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDIC TURBINES, INC.

Date: July 24, 2009	By:	/s/ Marcus Laun
Marcus Laun
Director